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Exhibit 99.1

                     e.spire ANNOUNCES MANAGEMENT TRANSITION


          ANNAPOLIS JUNCTION, MD, FEBRUARY 22, 1999 - e.spire Communications (Nasdaq: ESPI) today announced that Dennis Kern, currently president of e.spire's data organization, has been named chief operating officer of the company. Mr. Kern replaces Ronald E. Spears, who announced his resignation from e.spire. In his new role, Kern will be responsible for all engineering and operations, in addition to his current data responsibilities.

Spears' resignation from the company is to be effective on July 1, 1999. In the interim, he will continue in a senior executive role with the company, completing several ongoing projects and providing for a smooth transition of responsibilities.